Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED COMMUNITY BANCORP ANNOUNCES

THE APPOINTMENT OF Julie Mattlin and John Sutton, Jr.

to ITS Board of Directors

Lawrenceburg, Indiana, June 29, 2015 — United Community Bancorp (the “Company”) (Nasdaq: UCBA), the holding company for United Community Bank (the “Bank”), today announced the appointment of Julie A. Mattlin and John (“Jack”) Sutton, Jr. to the Board of Directors of the Company and the Bank.

Ms. Mattlin is a principal with MAC Consulting, LLC, a firm she formed in 2004, which provides financial consulting services to the transportation industry, with special emphasis on aviation. She is also a principal with DKMG Consulting LLC, formed in 2014 to provide financial consulting services to airports. Previously, Ms. Mattlin worked for one of the world’s leading transportation planning and consulting firms for 20 years. From 2000 to 2004, she served as Vice President, Group Manager, Financial Services and was responsible for a team of consultants that provided services to more than 50 airports nationwide. Her expertise includes performing feasibility studies, airline negotiations, capital program funding strategies, and computerized financial modeling. She has assisted in, or served as project manager, for the preparation of Reports of the Airport Consultants for revenue bond issuances totaling more than $20 billion. She has managed the development of financial plans for consolidated rental car facilities and developed strategic business plans that provided recommendations for airports to remain financially self-sufficient. Ms. Mattlin has spoken at numerous airline industry finance, administration, planning, cost allocation and economic conferences. She has been an active member in the Lawrenceburg community since 2000, including leading the efforts to raise over $500,000 for an area elementary school expansion. She has an M.B.A. in management and an undergraduate degree in finance and accounting.

Mr. Sutton has served as Executive Director, Great Parks of Hamilton County since 2002. In this position, he serves as the chief executive officer of a regional park and recreation agency that includes 21 parks and nature preserves covering more than 16,700 acres of protected greenspace. He is responsible for managing the agency’s $31 million annual budget and its 173 full-time, 47 part-time and more than 750 hourly employees. He has worked for the Great Parks of Hamilton County since 1989, during which time he served as Deputy Director, Planning Director and Park Planner. Mr. Sutton’s professional affiliations include serving as Ohio District 2 (Hamilton County) Natural Resource Assistance Council Chairman since 2002. His more than 10 years of volunteer service in the Lawrenceburg area includes coordinating, designing and operating an area soccer complex, youth sports coaching, and serving on the expansion committee that raised $1.1 million for an addition to a Lawrenceburg school. He has an undergraduate degree in landscape architecture.

Commenting on the Board appointments, the Company’s President and Chief Executive Officer, E.G. McLaughlin stated, “With their significant, business, financial and community experience, and knowledge of our market area, we believe Julie Mattlin and Jack Sutton are excellent additions to our Board. We look forward to benefiting from their vast experience and knowledge.” Ms. Mattlin and Mr. Sutton will serve on the Audit and Nominating and Corporate Governance Committees, respectively.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn County and Ripley County, Indiana.

Contact:	United Community Bancorp

Elmer G. McLaughlin, President and Chief Executive Officer

(812) 537-4822